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

                                                                                                                  Exhibit 12.1


Ratio of Earnings to Fixed Charges
Dollars in thousands                          Fiscal year                                                 Nine Months Ended
                                                 1999        2000        2001       2002        2003     11/2/2002   11/1/2003
                                                 ----        ----        ----       ----        ----     ---------   ---------
Pretax income (loss) from continuing
operations before taxes and minority
interest                                       (29,907)    (10,896)      3,469     (1,509)    (22,654)    (10,293)     (2,616)

Fixed Charges:
Interest Expense                                   697       1,298       1,851      1,916       9,131       6,229       9,159
Amortized premiums, discounts, and
capitalized expenses related to
indebtedness:                                      175         209         196         95       1,153         361         757
Interest Portion - rent expense - 33%            7,327       5,346       5,452      5,807      12,625       8,815      11,389
                                               -------     -------     -------    -------     -------     -------     -------

Total Fixed Charges                              8,199       6,852       7,499      7,818      22,909      15,406      21,306
                                               -------     -------     -------    -------     -------     -------     -------

Total Earnings                                 (21,708)     (4,044)     10,968      6,309         255       5,113      18,690

Deficiency                                     (29,907)    (10,896)      3,469     (1,509)    (22,654)    (10,293)     (2,616)

Ratio Of Earnings to Fixed Charges                N/A         N/A         1.46       N/A         N/A         N/A         N/A
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